FOR FURTHER INFORMATION CONTACT:
                                           ELAINE D. CROWLEY
                                           SR.   VICE   PRESIDENT,
                                           CHIEF  FINANCIAL OFFICER
                                           (817) 347-8200

                   BOMBAY ANNOUNCES THIRD QUARTER EARNINGS

FOR IMMEDIATE RELEASE - NOVEMBER 18, 2004

           FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) reported that revenues for the three months ended October 30, 2004 declined 6% to $126.7 million compared to $135.4 million for the three months ended November 1, 2003. Same store sales for Bombay stores opened for more than one year decreased 18% for the quarter compared to a 13% increase during the prior year's quarter. Net loss for the third quarter was $7,286,000 or $0.20 per share compared to a net loss of $148,000 or $0.00 per share for the corresponding period of the prior year.

     For the nine months ended October 30, 2004, revenue declined 3% to $372.7 million compared to $384.9 million for the corresponding period of the prior year. Same store sales decreased 15% compared to last year's 21% increase. Year-to-date, net operating results reflect a $19.4 million net loss or $.54 per share compared to a net loss of $2.2 million or $0.06 per share for the nine months ended November 1, 2003.

     James D. Carreker, Chairman and Chief Executive Officer noted, "October ended as we had expected. Declines in both traffic and average ticket impacted overall results and our ability to leverage fixed costs throughout the organization. However, as we enter the fourth quarter, our assortment reflects freshness in the gift area as new product flows into our stores. We expect merchandise to continue to arrive throughout the holiday season."

     For the quarter, revenue decreased as a result of the decline in same store sales partially offset by growth from new stores. The average ticket was down 3% to $86 compared to $89 last year as sales of high dollar merchandise including bedroom and home office furniture declined. Total transaction count, including new store sales, fell 3% versus the prior year.

     Gross margin for the third quarter declined 390 basis points primarily due to deleveraging fixed costs on the lower revenue base. Higher distribution center and transportation costs as a percentage of revenue and a 14% increase in retail square footage drove higher expenses while the lower average sales volumes from stores opened for more than one year resulted in deleveraging costs.

     SG&A expense increased $2.7 million or 410 basis points. Corporate and four-wall store SG&A expenses were tightly controlled. Marketing increased due to shifting an additional catalog into the quarter as we attempted to drive sales and maximize early holiday selling.

      The  Company  ended  the   quarter  with  $171.7  million  of   inventory
which was $18 million lower than the prior year. This reduction reflects success in flowing merchandise closer to the time of need and to reducing the overall investment in inventory. The Company had $51.5 million in borrowings under it credit facility compared to $55.2 million at the same time last year.

     Mr. Carreker further commented, "We continue to see data confirming our long-term strategy of migrating stores from mall to off-mall. To provide funds to address the expiration of mall leases and to reposition the real estate portfolio, management has recommended and the Company's Board of Directors has approved divesting its Bailey Street Trading Company wholesale operations by the end of the year."

     With respect to the fourth quarter, the Company expects total revenues to be in the range of $210 to $220 million with mid single-digit negative to flat same store sales. Revenues from non-store operations are expected to be 7% to 8% of total revenues. During the fourth quarter,
plans   are   to   open   16   stores   including   3   combination  stores
while closing 9 stores, ending the year with approximately 500 stores. The Company expects the fourth quarter income from on-going activities, before charges relating to exiting Bailey Street Trading Company, to be in the range of $8 to $12 million or $.23 to $.33 per diluted share.

     You are invited to listen to Bombay's conference call with management that will be conducted on Friday, November 19, 2004 at 10:00 a.m. Central Time. The Company will review the third quarter results as well as the outlook for the remainder of Fiscal 2004. Interested parties should dial 212-271-4515 ten minutes prior to the start time. The call will also be broadcast live over the Internet at www.bombaycompany.com. For those who are unable to listen to the live broadcast, a telephone replay will be available for 72 hours beginning at 12:00 p.m. Central Time at 800-633-8284. The access code is 21185890.
The call will also be available for replay for 45 days on the investor relations page of the Bombay website.

     The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall d{e'}cor and furniture through 493 retail outlets, specialty catalogs and the Internet in the U.S. and internationally.

     Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and financial market conditions which affect consumer confidence in the spending environment for home-related purchases; competition; seasonality; success of operating initiatives; new product development and introduction schedules; uninterrupted flow of product from overseas sources; acceptance of new product offerings including children's merchandise; inherent safety of product offerings; advertising and promotional efforts; adverse publicity; expansion of the store chain; availability, locations and terms of sites for store development; ability to renew leases on an economic basis; changes in business strategy or development plans; availability and terms of borrowings or capital for operating purposes; labor and employee benefit costs; ability to obtain insurance at a reasonable cost; reliance on technology; security of the technological infrastructure; changes in government or trade regulations including proposed duties on bedroom furniture imports from China; risks associated with international business;
fluctuations in foreign currency exchange rates; potential travel or import/export restrictions due to communicable diseases; terrorism; war or threat  of  war;  regional  weather  conditions;  hiring and retention  of  key management  personnel  and  other  risks  and uncertainties  contained  in  the
Company's public announcements, reports to stockholders and SEC filings, including but not limited to Reports on Forms 10-K, 8-K and 10-Q. The Company undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.
                                       * * *

                       THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (In thousands, except per share amounts)



                                                                         THREE MONTHS ENDED           NINE MONTHS ENDED

                                                                      OCTOBER 30,    NOVEMBER 1,    OCTOBER 30,  NOVEMBER 1,
                                                                          2004          2003          2004           2003
Net revenue                                                            $126,669      $135,361        $372,729      $384,871
Costs and expenses:
Cost of sales, buying and occupancy costs                                94,856        96,146         283,556       276,908
Selling, general & administrative expenses                               41,805        39,087         118,674       111,344

Operating income (loss)                                                 (9,992)           128         (29,501)      (3,381)
    Interest income                                                         14              -               45         145
    Interest expense                                                      (332)         (374)            (328)        (383)

Loss before income taxes                                               (10,310)         (246)         (29,784)      (3,619)
Income tax benefit                                                      (3,024)          (98)         (10,424)      (1,430)

Net loss                                                               ($7,286)        ($148)        ($19,360)     ($2,189)

Net loss per basic & diluted share                                      ($0.20)       ($0.00)          ($0.54)      ($0.06)

Avg. common shares outstanding                                           35,834        35,130           35,644       34,436

Avg. common shares outstanding and
dilutive common shares                                                   35,834        35,130           35,644       34,436

OTHER SELECTED FINANCIAL AND OPERATING DATA

Capital expenditures, net of allowances                                  $8,313       $12,870          $18,275      $23,635
Depreciation and amortization                                            $3,998        $3,879          $12,442      $12,822

Stores opened                                                                28            37               47           45
Stores converted                                                              0             2                0            4
Stores closed                                                                 7             9               25           18

Store composition:
   Large format                                                             378           354
   Regular stores                                                            21            29
   Outlets                                                                   47            47
   KIDS                                                                      47            19
      Total                                                                 493           449

                                  THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
                                   CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

                                             OCTOBER 30,     NOVEMBER 1,
                                                2004            2003
ASSETS

Current assets:
   Cash and short-term investments             $15,053           $10,006
   Inventories                                 171,744           189,757
   Other current assets                         30,798            29,130

Total current assets                           217,595           228,893
Property and equipment, net                     82,489            62,863
Goodwill, net                                      423               423
Other assets                                    10,452            10,916

TOTAL ASSETS                                  $310,959          $303,095

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable to banks                       $51,490          $55,150
   Accounts payable and accrued expenses         45,063           43,531
   Accrued payroll and bonuses                    2,660            5,896
   Accrued insurance                              4,150            4,116
   Gift certificates redeemable                   6,507            5,403
   Total current liabilities                    109,870          114,096

Accrued rent and other liabilities               26,177           13,406

Stockholders' equity:
   Preferred stock                                    -                -
   Common stock                                  38,150            38,150
   Additional paid-in capital                    79,835            75,837
   Retained earnings                             66,952            74,172
   Accumulated other comprehensive income         1,182               229
   Treasury stock                                (9,404)          (11,819)
   Deferred compensation                         (1,803)             (976)
   Total stockholders' equity                    174,912           175,593

TOTAL LIABILITIES &
        STOCKHOLDERS' EQUITY                    $310,959          $303,095

